Filed Pursuant to Rule 433
Registration No. 333-157867
February 3, 2010
Valero Energy Corporation
Pricing Term Sheet
$400 million 4.500% Notes due 2015
$850 million 6.125% Notes due 2020

Issuer:	Valero Energy Corporation
Ratings:*	Baa2 (negative outlook) (Moody’s) / BBB (negative outlook) (S&P) / BBB (negative outlook) (Fitch)
Pricing Date:	February 3, 2010
Settlement Date:	February 8, 2010 (T+3)
Interest Payment Dates:	February 1 and August 1, commencing August 1, 2010
Denominations:	$2,000 x 1,000
Principal Amount:	US $400,000,000	US $850,000,000
Title:	4.500% Notes due 2015	6.125% Notes due 2020
Maturity:	February 1, 2015	February 1, 2020
Benchmark Treasury:	2.250% notes due January 31, 2015	3.375% notes due November 15, 2019
Benchmark Treasury Yield:	2.410%	3.711%
Spread to Benchmark Treasury:	T+215 bps	T+250 bps
Coupon:	4.500%	6.125%
Price to Public:	99.736%	99.369%
Yield to Maturity:	4.560%	6.211%
Make-Whole Call:	T+35 bps	T+40 bps
CUSIP/ISIN:	91913YAQ3 / US91913YAQ35	91913YAR1 / US91913YAR18
Joint-Book-running managers:	Barclays Capital Inc.
Banc of America Securities LLC
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities Inc.
Co-Managers:	BNP Paribas Securities Corp.
Calyon Securities (USA) Inc.
Daiwa Securities America Inc.
Mitsubishi UFJ Securities (USA), Inc.
Mizuho Securities USA Inc.
Morgan Stanley & Co. Incorporated
RBC Capital Markets Corporation
RBS Securities Inc.
Scotia Capital (USA) Inc.
SunTrust Robinson Humphrey, Inc.
UBS Securities LLC
Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll free at 1-888-603-5847, Citigroup Global Markets Inc. at 1-877-858-5407 or J.P. Morgan Securities Inc. collect at 1-212-834-4533.
This pricing term sheet supplements the preliminary form of prospectus supplement issued by Valero Energy Corporation on February 3, 2010 relating to their prospectus dated March 12, 2009.